Exhibit 99.1

Contact: Brock Hill

(626) 535-1932

COAST LITIGATION TRUST ANNOUNCES

DECISION NOT TO SEEK SUPREME COURT REVIEW AND

TERMINATION OF LITIGATION

PASADENA, Calif., April 24, 2003—The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the “Trust”) announced today that, in connection with the appeal in Coast Federal Bank, Federal Savings Bank (“Coast Federal”) v. The United States (Appeals Court Docket No. 02-5032), on April 23, 2003, the Trust directed Coast Federal not to seek United State Supreme Court review of the en banc decision in favor of the government entered by the United States Court of Appeals for the Federal Circuit (the “Appeals Court”) on March 24, 2003, and not to continue to prosecute the Litigation. As a result, the Litigation will terminate, no award of monetary damages will be made to Coast Federal, and therefore no monetary payment will be made from the Trust to holders of the CPR Certificates issued by the Trust.

The Trust reached its decision not to seek Supreme Court review after extensive discussions with legal counsel responsible for prosecuting the Litigation regarding the Appeals Court’s unanimous 12 to 0 en banc decision in favor of the government and the factors which the Supreme Court considers in determining whether to grant a petition for certiorari. Based on such counsel’s recommendation that a petition for certiorari not be filed, the Trust determined to direct Coast Federal not to proceed with the filing of a petition for certiorari and not to continue to prosecute the Litigation.

Pursuant to the terms of the instrument creating the Trust, on May 23, 2003, 30 days after the date that Coast Federal determined upon the direction of the Trust not to continue to prosecute the Litigation, the Trust will dissolve, and upon the filing of a certificate of cancellation with the Secretary of State of the State of Delaware, the Trust will terminate.

Upon the dissolution and termination of the Trust, the CPR Certificates will legally cease to exist, and immediately prior to such termination the Trust will voluntarily seek to terminate the designation of the CPR Certificates for trading on The NASDAQ National Market (the “NASDAQ”) if the NASDAQ has not previously effected such termination.

The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. (“Coast Savings”), merged with and into H.F. Ahmanson & Co., holds Ahmanson’s or its successor’s commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in Coast Federal Bank, Federal Savings Bank v. The United States (Claims Court Civil Action No. 92-466C), which is the Litigation referred to above. CPR Certificates, representing undivided interests in Ahmanson’s commitment, were publicly issued by the Trust to the holders of Coast Savings’ common stock immediately prior to the effectiveness of Coast Savings’ merger with Ahmanson on February 13, 1998. The CPR Certificates trade on the NASDAQ under the symbol CCPRZ.##